Registration No. 333-59453
                                               Rule 424(b)(2)

PRICING SUPPLEMENT No. 24 Dated June 14, 1999 (To Prospectus dated
July 28, 1998)

                         $5,000,000,000
                 HOUSEHOLD  FINANCE  CORPORATION
                        Medium Term Notes
           Due Nine Months or More from Date of Issue

Principal Amount:   $50,000,000

Price to Public:    100%        Proceeds to HFC:  99.957%

Issue Date:    June 21, 1999    Stated Maturity:  December 21, 2000

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on June 17, 1999

Interest Rate Basis:     LIBOR Telerate.

Spread or Spread Multiplier:  Plus .075%  (+ 7.5 basis points)

Interest Payment Dates:  On the 21st of March, June, September and
     December of each year, commencing September 21, 1999, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date: On the second London Business Day prior to each Interest Payment Date.

Index Maturity:  Three months.

Agent:    Barclays Capital, Inc.        $ 50,000,000


Agent's Discount or Commission:    .043

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